UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 28, 2021

OHIO VALLEY BANC CORP.
(Exact Name of Registrant as Specified in Its Charter)

000-20914
(Commission File Number)

Ohio	31-1359191
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

420 THIRD AVENUE, PO BOX 240
GALLIPOLIS, Ohio 45631
(Address of principal executive offices, including zip code)

(740) 446-2631
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	OVBC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.02. Results of Operations and Financial Condition

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended March 31, 2021, of $3,531,000, an increase of $2,529,000 from the same period the prior year.  Earnings per share for the first quarter of 2021 was $.74, compared to $.21 for the first quarter of 2020.  Return on average assets and return on average equity were 1.20% and 10.47%, respectively, for the first quarter of 2021, versus .40% and 3.14%, respectively, for the same period the prior year.

“A fantastic quarter as our communities begin to emerge from the pandemic and move into 2021.  However, our management team remains vigilant as interest rates continue at an extreme low and the boon seen from government pandemic recovery programs wane,” said Chairman and CEO Tom Wiseman. Wiseman also noted an encouraging increase in income from mortgage banking and interchange fees for the quarter.

For the first quarter of 2021, net interest income increased $44,000 from the same period last year.  For the three months ended March 31, 2021, average earning assets increased $170 million from the same period the prior year.  The increase was partly due to average loans, which increased $72 million from the first quarter of last year in relation to higher commercial loan balances.  Approximately $27 million of the growth in average loans was related to the Company’s participation in the SBA’s Paycheck Protection Program (PPP) to assist various businesses in our market during the pandemic.  Also contributing to earning asset growth was the $83 million increase in average balances maintained at the Federal Reserve.  In relation to the various stimulus payments received by customers, the Company experienced a significant increase in deposit balances and, to the extent those deposits are not invested in loans or investments, they are invested at the Federal Reserve to be readily available for future funding needs.  The earnings contribution from the higher balance of earning assets was mostly offset by a decrease in the net interest margin.  For the quarter ended March 31, 2021, the net interest margin was 3.73%, compared to 4.34% for the same period the prior year.  The decrease was primarily related to the actions taken by the Federal Reserve to reduce interest rates by 150 basis points in March of 2020.  In relation to the decrease in market rates, the Company experienced a greater decrease in yield on earning assets than the average cost on interest-bearing liabilities.  This trend was partly due to certain deposits already being at or near their interest rate floor, which limited the Company’s ability to reduce deposit costs to the same magnitude as experienced on earning assets.  Furthermore, the current rate on balances maintained at the Federal Reserve is .10% and, when combined with the heightened balances it has a dilutive effect on the net interest margin.

For the three months ended March 31, 2021, the provision for loan loss expense was negative $52,000, a decrease of $3,898,000 from the first quarter of 2020.  The negative provision for loan loss expense for the first quarter of 2021 was primarily related to lower general reserves in association with improved economic risk factors and a decrease in loan balances since December 31, 2020, which was partly offset by quarterly net charge-offs of $222,000.  The decrease in provision for loan loss expense from the prior year first quarter was due to a decrease in net loan charge-offs of $1,168,000 and to the provision expense associated with the establishment of an economic risk factor for the pandemic during the first quarter of 2020, which resulted in additional provision expense of $1,942,000.  The allowance for loan losses was .83% of total loans at March 31, 2021, compared to .84% at December 31, 2020 and 1.13% at March 31, 2020.

For the first quarter of 2021, noninterest income totaled $3,339,000, a decrease of $1,103,000 from the first quarter of 2020.  The decrease was primarily due to the receipt of a $2,000,000 settlement payment from a third-party tax software product provider for early termination of its contract during the first quarter of 2020.  As part of the settlement agreement, the Bank is scheduled to process a certain amount of tax items starting in 2021 and ending in 2025.  For the first quarter of 2021, the Bank recognized $540,000 of additional income under the agreement.  This income along with higher interchange fees of $107,000, lower losses on foreclosed properties of $102,000 and higher mortgage banking income of $89,000, partially offset this year’s decrease in noninterest income related to the litigation settlement payment received the prior year.

Noninterest expense totaled $9,187,000 for the first quarter of 2021, a decrease of $332,000, or 3.5%, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $185,000, or 3.4%, from the first quarter of 2020.  The decrease was primarily related to the expense savings associated with a lower number of employees.  Further contributing to lower noninterest expense was professional fees.  For the three months ended March 31, 2021, professional fees decreased $168,000 from the same period last year due to lower legal fees associated with collecting troubled loans.  Partially offsetting the expense reductions above was an increase in software expense, which increased $68,000 from the prior year first quarter.  The increase was mostly due to software utilized to process PPP loan applications.  Lastly, FDIC insurance expense increased $79,000 from the first quarter of last year since there was no FDIC insurance expense incurred in the first quarter of 2020 as a result of assessment credits received from the FDIC.

The Company’s total assets at March 31, 2021 were $1.225 billion, an increase of $38 million, or 3.2%, from December 31, 2020.  The increase in assets was related to a $38 million increase in cash and cash equivalents.  The increase in cash and cash equivalents was related to the heightened deposit balances received during the first quarter of 2021 from additional stimulus payments received by customers.  At March 31, 2021, total deposits increased $39 million, or 3.9%, from year end 2020.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns The Ohio Valley Bank Company, with 15 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; (ii) higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; (iii) the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis;  (iv) the effects of various governmental responses to the COVID-19 pandemic; (v) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (vi) competitive pressures;  (vii) fluctuations in interest rates; (viii) the level of defaults and prepayment on loans made by the Company; (ix) unanticipated litigation, claims, or assessments; (x) fluctuations in the cost of obtaining funds to make loans; (xi) regulatory changes; (xii) and other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

		Three months ended
		March 31,
		2021	2020
PER SHARE DATA
Earnings per share		$0.74	$0.21
Dividends per share		$0.21	$0.21
Book value per share		$28.77	$27.26
Dividend payout ratio (a)		28.47%	100.34%
Weighted average shares outstanding		4,787,446	4,787,446

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)		$188	$154
Dividends reinvested under
dividend reinvestment plan (c)		$425	$372

PERFORMANCE RATIOS
Return on average equity		10.47%	3.14%
Return on average assets		1.20%	0.40%
Net interest margin (d)		3.73%	4.34%
Efficiency ratio (e)		68.03%	65.42%
Average earning assets (in 000's)		$1,105,984	$936,008

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
		Three months ended
(in $000's)		March 31,
		2021	2020
Interest income:
Interest and fees on loans $		$10,565	$10,873
Interest and dividends on securities		533	750
Interest on interest-bearing deposits with banks		28	162
Total interest income		11,126	11,785
Interest expense:
Deposits		883	1,509
Borrowings		195	272
Total interest expense		1,078	1,781
Net interest income		10,048	10,004
Provision for (recovery of) loan losses	)	(52)	3,846
Noninterest income:
Service charges on deposit accounts		405	493
Trust fees		72	68
Income from bank owned life insurance and
annuity assets		248	217
Mortgage banking income		179	90
Electronic refund check/deposit fees		540	----
Debit / credit card interchange income		1,050	943
Gain (loss) on other real estate owned	)	1	(101)
Tax preparation fees		694	615
Litigation settlement		----	2,000
Other		150	117
Total noninterest income		3,339	4,442
Noninterest expense:
Salaries and employee benefits		5,270	5,455
Occupancy		467	432
Furniture and equipment		296	262
Professional fees		430	598
Marketing expense		268	268
FDIC insurance		79	----
Data processing		575	599
Software		449	381
Foreclosed assets		14	43
Amortization of intangibles		13	17
Other		1,326	1,464
Total noninterest expense		9,187	9,519
Income before income taxes		4,252	1,081
Income taxes		721	79
NET INCOME $		$3,531	$1,002

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	March 31,	December 31
	2021	2020
ASSETS
Cash and noninterest-bearing deposits with banks	$15,884	$14,989
Interest-bearing deposits with banks	160,536	123,314
Total cash and cash equivalents	176,420	138,303
Certificates of deposit in financial institutions	2,255	2,500
Securities available for sale	126,394	112,322
Securities held to maturity (estimated fair value: 2021 - $11,376; 2020 - $10,344)	11,137	10,020
Restricted investments in bank stocks	7,506	7,506
Total loans	831,050	848,664
Less: Allowance for loan losses	(6,887)	(7,160)
Net loans	824,163	841,504
Premises and equipment, net	21,127	21,312
Premises and equipment held for sale, net	633	637
Other real estate owned, net	0	49
Accrued interest receivable	3,257	3,319
Goodwill	7,319	7,319
Other intangible assets, net	99	112
Bank owned life insurance and annuity assets	36,247	35,999
Operating lease right-of-use asset, net	1,133	880
Other assets	7,494	5,150
Total assets	$1,225,184	$1,186,932

LIABILITIES
Noninterest-bearing deposits	$327,976	$314,777
Interest-bearing deposits	704,652	678,962
Total deposits	1,032,628	993,739
Other borrowed funds	26,691	27,863
Subordinated debentures	8,500	8,500
Operating lease liability	1,133	880
Accrued liabilities	18,492	19,626
Total liabilities	1,087,444	1,050,608

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
5,447,185 shares issued)	5,447	5,447
Additional paid-in capital	51,165	51,165
Retained earnings	95,514	92,988
Accumulated other comprehensive income	1,326	2,436
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	137,740	136,324
Total liabilities and shareholders' equity	$1,225,184	$1,186,932

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OHIO VALLEY BANC CORP.
Date:	April 28, 2021	By:	/s/Thomas E. Wiseman
Thomas E. Wiseman Chief Executive Officer